EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:

December 2, 2010

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS 2010

THIRD QUARTER RESULTS

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THIRD QUARTER REVENUE AND EPS EXCEEDED COMPANY’S GUIDANCE AND CONSENSUS ESTIMATE

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FULL YEAR REVENUE AND EPS GUIDANCE INCREASED

New York, New York – Phillips-Van Heusen Corporation [NYSE: PVH] reported 2010 third quarter and year to date results.

Non-GAAP Amounts:

The discussions in this release that refer to non-GAAP amounts exclude the items that are described under the heading “Non-GAAP Exclusions.”  Reconciliations of GAAP to non-GAAP amounts are presented in Tables 1 through 6 and identify and quantify all excluded items.

For the Third Quarter of 2010:

•

Earnings per share on a non-GAAP basis was $1.55, which exceeded the Company’s guidance and the consensus estimate and represents a 44% increase compared to the prior year’s third quarter non-GAAP earnings per share of $1.08.

•

GAAP earnings per share was $1.12, which exceeded the Company’s guidance and represents a 29% decrease compared to the prior year’s third quarter GAAP earnings per share of $1.58.

•

Revenue was $1,516.4 million, as compared to the prior year’s third quarter revenue of $697.4 million and which exceeded the Company’s guidance. The revenue increase of $819.0 million was driven by (i) $708.4 million of revenue attributable to the Company’s Tommy Hilfiger business; and (ii) a combined $110.6 million or 16% increase in the revenue of the Company’s Calvin Klein and Heritage Brands businesses.

Third Quarter Business Review:

Calvin Klein

Total revenue for the Calvin Klein business grew 16% in the quarter to $272.6 million, with strong growth in sales, royalties and advertising revenue.  The Calvin Klein brand continued to experience global growth during the quarter, with an increase in royalty revenue of 13% as compared to the prior year's third quarter.  This increase was driven by strong performance across virtually all product categories, with jeans, underwear, fragrance, watches, women’s sportswear and dresses continuing to perform particularly well.  Sales for the Calvin Klein wholesale and retail businesses increased 15% as compared to the prior year's third quarter, with the Company’s retail comparable store sales growing 12% as compared to the same period.

Earnings before interest and taxes for the Calvin Klein business was $75.6 million in the third quarter, which represents an increase of 33% over the prior year’s third quarter non-GAAP earnings before interest and taxes of $56.8 million, and 49% over the prior year’s third quarter GAAP earnings before interest and taxes of $50.7 million.  These increases were due principally to the royalty and sales increases discussed above, combined with an improvement in gross margin resulting from strong sell-throughs and fewer promotional markdowns.

Tommy Hilfiger

The Tommy Hilfiger business generated $708.4 million of revenue in the third quarter, which was $48.4 million higher than the top end of the Company’s previous guidance due to stronger than anticipated business in both Europe and North America.  To a lesser extent, the third quarter also benefited from a stronger than anticipated Euro exchange rate against the U.S. dollar.  On a non-GAAP basis, the Tommy Hilfiger business contributed earnings before interest and taxes of $91.3 million in the third quarter, which was $11.3 million higher than the top end of the Company’s previous guidance.  GAAP earnings before interest and taxes for the Tommy Hilfiger business was $62.1 million, which was $7.1 million higher than the top end of the Company’s previous guidance.  These increases were due principally to the revenue increase and stronger than anticipated gross margins.

Heritage Brands

The Heritage Brands business generated $535.4 million of revenue in the third quarter, an increase of 16% as compared to the prior year's third quarter, as the Company’s wholesale businesses posted a 22% sales increase and the Company’s retail comparable store sales grew 9% as compared to the prior year’s third quarter.

Earnings before interest and taxes for the Heritage Brands business was $67.9 million, an increase of 19% over the prior year’s third quarter earnings before interest and taxes of $57.2 million.  This increase was due principally to the revenue increase mentioned above, partially offset by an increase in advertising expenses for the IZOD and Van Heusen brands related to their Fall marketing campaigns.

Third Quarter Consolidated Earnings:

On a non-GAAP basis, third quarter consolidated earnings before interest and taxes was $215.5 million, compared to the prior year’s amount on a non-GAAP basis of $96.6 million.  This $118.9 million improvement includes (i) the $91.3 million of earnings before interest and taxes associated with the Tommy Hilfiger business; (ii) a combined $29.5 million, or 26%, improvement in earnings before interest and taxes in the Calvin Klein and Heritage Brands businesses; and (iii) an offsetting $1.9 million increase in corporate expenses to support the Company’s expanded global operations.

On a GAAP basis, third quarter consolidated earnings before interest and taxes was $178.3 million, an increase of $87.9 million compared to GAAP earnings before interest and taxes of $90.4 million in the prior year’s third quarter.  The increase includes (i) earnings before interest and taxes of $62.1 million in the third quarter in the Tommy Hilfiger business; (ii) a combined $35.6 million, or 33%, improvement in earnings before interest and taxes in the Calvin Klein and Heritage Brands businesses; and (iii) an offsetting $9.8 million increase in corporate expenses.

Net interest expense for the quarter increased $33.1 million to $41.2 million due principally to the new debt issued in order to fund the Tommy Hilfiger acquisition.

The effective tax rate for the third quarter was 36.1% on a non-GAAP basis, and 41.1% on a GAAP basis.  These rates were higher than previous guidance, as the Company’s domestic operations, which are taxed at a higher rate than its international operations, generated a larger proportion of pre-tax income in the third quarter than anticipated.  Also contributing to the increase in the tax rates over previous guidance was an increase in non-deductible expenses incurred in certain international jurisdictions.

Earnings per share for the third quarter was negatively impacted by the effect of the shares of common and convertible preferred stock issued in connection with the Tommy Hilfiger acquisition.

Nine Months Consolidated Results:

•

Earnings per share on a non-GAAP basis was $3.16 for the current year’s nine months, as compared to $2.22 for the prior year’s nine month period.

•

GAAP loss per share was $(0.03), as compared to the prior year’s nine month period GAAP earnings per share of $2.58.

•

Revenue was $3,238.7 million, which represents an increase of $1,454.6 million over the prior year’s amount of $1,784.1 million.  The Tommy Hilfiger business contributed $1,240.6 million of this increase.

Balance Sheet:

The Company ended the third quarter with a net debt position of approximately $2.0 billion, comprised of approximately $2.5 billion of debt net of almost $500 million of cash.  The Company plans to make approximately $300 million of voluntary debt  repayments on its outstanding term loans in the fourth quarter of 2010.

2010 Guidance:

Please see the section entitled “Full Year and Fourth Quarter 2010 Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail on certain assumptions that are made in the following guidance.  Please note that as a result of the Company’s issuance of common and preferred stock in connection with the acquisition of Tommy Hilfiger in the second quarter of 2010, the sum of the Company’s quarterly earnings per share will not equal the respective year to date reported earnings per share.

Full Year Guidance

Earnings per share in 2010 is currently projected to be in the range of $3.90 to $3.95 on a non-GAAP basis and $0.65 to $0.70 on a GAAP basis, which includes an increase in advertising expenditures of approximately $10 million over previous guidance. A substantial portion of this increased marketing spend has been invested in the Tommy Hilfiger and Calvin Klein holiday marketing campaigns.  The non-GAAP earnings per share estimate excludes a loss of approximately $3.25 per share comprised of the after tax effect of approximately $322 million of acquisition and integration costs associated with the acquisition and integration of Tommy Hilfiger, offset in part by a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.  Non-GAAP earnings before interest and taxes for the Tommy Hilfiger business is estimated to be approximately $205 million (11% margin on revenue), which excludes acquisition and integration costs.  GAAP earnings before interest and taxes for the Tommy Hilfiger business is estimated to be $102 million (approximately 5% margin on revenue).

Revenue in 2010 is currently projected to be approximately $4.61 billion, which includes approximately $1.915 billion to $1.925 billion of revenue attributable to the Tommy Hilfiger business from the date of acquisition.  For the full year, the Company is currently projecting that Calvin Klein royalty revenue will increase approximately 12%.  Combined sales for the Heritage Brands and Calvin Klein businesses are currently projected to grow approximately 12%.  Retail comparable store sales for the Heritage

Brands and Calvin Klein businesses are currently projected to grow approximately 8% to 9% on a combined basis.

Fourth Quarter Guidance

For the fourth quarter of 2010, earnings per share is currently projected to be in the range of $0.76 to $0.81 on a non-GAAP basis and $0.63 to $0.68 on a GAAP basis.  The non-GAAP earnings per share estimate excludes a loss of approximately $0.13 per share related to the after tax effect of approximately $15 million of Tommy Hilfiger integration costs.  It is currently estimated that the Tommy Hilfiger business will generate approximately $55 million of earnings before interest and taxes (8% margin on revenue) on a non-GAAP basis, in the fourth quarter.  On a GAAP basis, it is currently estimated that the Tommy Hilfiger business will generate approximately $45 million of earnings before interest and taxes (approximately 7% margin on revenue) in the fourth quarter.

Fourth quarter revenue is currently projected to be approximately $1.37 billion, which includes estimated revenue of the Tommy Hilfiger business of approximately $675 million to $685 million.  For the fourth quarter, the Company is currently projecting that Calvin Klein royalty revenue will increase approximately 12%.  Combined sales for the Heritage Brands and Calvin Klein businesses are currently projected to grow approximately 12%, reflecting strong wholesale orders for the quarter.  Retail comparable store sales for the Heritage Brands and Calvin Klein businesses are currently projected to grow approximately 2% to 3% on a combined basis as compared to last year’s very strong fourth quarter results.

CEO Comments:

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are extremely pleased with our strong performance in the third quarter, which enabled us to again exceed our guidance.   Positive business trends across our Heritage Brands and Calvin Klein businesses, as well as outperformance of the Tommy Hilfiger business, drove both revenues and earnings during the quarter.  Both the Tommy Hilfiger and Calvin Klein international businesses performed particularly well. Additionally, our positive cash flow position will allow us to quickly delever our balance sheet, and we continue to plan a $300 million debt repayment in the fourth quarter of 2010, which is in addition to the $100 million repayment that we made in the second quarter.”

Mr. Chirico continued, “The performance of the Tommy Hilfiger business over the last two quarters has reaffirmed our belief in the global strength of the brand along with its future growth potential.  Operationally, the integration of Tommy Hilfiger operations in North America continued during the quarter and is well on schedule.  We also recently announced the formation of PVH Europe, which will be managed from the Tommy Hilfiger offices in Amsterdam by a team of Tommy Hilfiger executives and dedicated staff, that will seek to exploit international opportunities for our heritage brands, starting with the international ARROW brand business.”

Mr. Chirico concluded, “Our stellar performance has been, and we expect will continue to be, driven by the strength of our brands, which have benefited from our consistent investment in brand marketing and advertising.  As we reach this holiday season, we are increasing our fourth quarter advertising spending this year by $10 million over our previous plan.  We believe this continued investment in our brands along with the sound execution of our business strategies will benefit us through revenue and profitability growth in the future.”

Non-GAAP Exclusions:

The discussions in this release that refer to non-GAAP amounts exclude the following:

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Costs incurred during 2009 in connection with restructuring initiatives implemented that year, including the shutdown of the Company’s domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for the majority of the Company’s Calvin Klein specialty retail stores and other initiatives to reduce corporate and administrative expenses.  The costs associated with these initiatives were $25.9 million in 2009, of which $4.7 million was incurred in the first quarter, $6.3 million was incurred in the second quarter, $6.2 million was incurred in the third quarter and $8.7 million was incurred in the fourth quarter.

•

Estimated pre-tax costs of approximately $322 million expected to be incurred in 2010 in connection with the acquisition and integration of Tommy Hilfiger, including the following:

o

a loss of $140.5 million associated with hedges against Euro to U.S. dollar exchange rates relating to the purchase price, of which $52.4 million was recorded in the first quarter and $88.1 million was recorded in the second quarter;

o

transaction, restructuring and debt extinguishment costs of approximately $105 million, of which $51.6 million was incurred in the first quarter, $24.6 million was incurred in the second quarter, $13.7 million was incurred in the third quarter and approximately $15 million is expected to be incurred in the fourth quarter; and

o

non-cash valuation amortization charges of approximately $76.8 million as a result of the Tommy Hilfiger acquisition, of which $53.3 million was incurred in the second quarter and the remainder of which was incurred in the third quarter.

•

Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as a restructuring, acquisition or integration cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

•

Tax benefits of approximately $7.9 million and $30.4 million in 2010 and 2009, respectively, (recorded in the third quarter of each year) related to the lapses of the statute of limitations with respect to certain previously unrecognized tax positions.

Please see Tables 1 through 6 later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases.  The Company’s conference call to review its third quarter earnings release is scheduled for Friday, December 3, 2010 at 9:00 a.m. EST.  Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page under the Investor Relations tab or to www.companyboardroom.com to listen to the live webcast of the conference call.  The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends.  Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay.  In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held.  The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #4574728.  The conference call and webcast consist of copyrighted material.  They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission.  Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies (collectively, “Tommy Hilfiger”), the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability, and its ability to realize benefits from Tommy Hilfiger; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call / webcast will include, certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated GAAP Income Statements

(In thousands, except per share data)

	Quarter Ended		Nine Months Ended
	10/31/10	11/1/09	10/31/10	11/1/09

Net sales	$1,388,674	$603,616	$2,930,801	$1,536,771
Royalty revenue	94,133	70,600	227,098	182,089
Advertising and other revenue	33,612	23,224	80,832	65,288
Total revenue	$1,516,419	$697,440	$3,238,731	$1,784,148

Gross profit on net sales	$ 665,722	$243,850	$1,377,811	$ 627,879
Gross profit on royalty, advertising and other
revenue	127,745	93,824	307,930	247,377
Total gross profit	793,467	337,674	1,685,741	875,256

Selling, general and administrative expenses	615,176	247,238	1,427,013	684,257

Debt extinguishment costs			6,650

Other loss			140,490

Earnings before interest and taxes	178,291	90,436	111,588	190,999

Interest expense, net	41,225	8,133	88,725	23,978

Pre-tax income	137,066	82,303	22,863	167,021

Income tax expense (benefit)	56,334	(1,316)	24,331	32,134

Net income (loss)	$ 80,732	$ 83,619	$ (1,468)	$ 134,887

Diluted net income (loss) per common share(1)	$ 1.12	$ 1.58	$ (0.03)	$ 2.58

Supplemental information:

	Quarter Ended		Nine Months Ended
	10/31/10	11/1/09	10/31/10	11/1/09

Depreciation and amortization expense	$ 51,370	$ 12,493	$ 113,610	$ 37,696

Please see following pages for information related to non-GAAP measures discussed in this release.

(1) Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income (loss) per common share.

PHILLIPS-VAN HEUSEN CORPORATION

Non-GAAP Measures

(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2010 in connection with its acquisition and integration of Tommy Hilfiger; (ii) the costs incurred in 2009 in connection with its restructuring initiatives implemented that year; (iii) the tax effects associated with these costs incurred in 2010 and 2009; and (iv) the tax benefits in 2010 and 2009 related to the lapses of the statute of limitations with respect to certain previously unrecognized tax positions, which is on a non-GAAP basis for each year, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the costs associated with its acquisition and integration of Tommy Hilfiger and its restructuring initiatives are also the basis for certain incentive compensation calculations.

The following table presents the Company’s GAAP revenue and the non-GAAP measures that are discussed in this release.  Please see Tables 1 through 6 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Nine Months Ended
	10/31/10	11/1/09	10/31/10	11/1/09

GAAP total revenue	$1,516,419	$697,440	$3,238,731	$1,784,148

Non-GAAP Measures
Total gross profit(1)	$ 800,290	$337,592	$1,730,244	$ 876,897
Selling, general and administrative expenses(2)	584,802	240,982	1,311,349	668,748
Earnings before interest and taxes(3)	215,488	96,610	418,895	208,149
Income tax expense(4)	62,928	31,441	122,397	68,236
Net income(5)	111,335	57,036	207,773	115,935
Diluted net income per common share(6)	$ 1.55	$ 1.08	$ 3.16	$ 2.22

Depreciation and amortization(7)	$ 33,064	$ 12,493	$ 78,074	$ 37,696

(1) Please see Table 3 for reconciliation of GAAP to non-GAAP gross profit.
(2) Please see Table 4 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(3) Please see Table 2 for reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes.

(4)

Please see Table 5 for reconciliation of GAAP income tax expense (benefit) to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with restructuring, acquisition and integration costs.

(5) Please see Table 1 for reconciliation of GAAP net income (loss) to non-GAAP net income.
(6) Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income (loss) per common share.
(7) Please see Table 6 for reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliations of GAAP to Non-GAAP Amounts

(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net income (loss) to non-GAAP net income
	Quarter Ended		Nine Months Ended
	10/31/10	11/1/09	10/31/10	11/1/09

Net income (loss)	$ 80,732	$ 83,619	$ (1,468)	$134,887

Diluted net income (loss) per common share(1)	$ 1.12	$ 1.58	$ (0.03)	$ 2.58

Items excluded from GAAP net income (loss):

Non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)	6,823		44,503

Costs associated with restructuring initiatives announced in the fourth quarter of 2008 (gross margin)		(82)		1,641

SG&A expenses associated with Tommy Hilfiger acquisition and integration	30,374		115,664

SG&A expenses associated with restructuring initiatives announced in the fourth quarter of 2008		6,256		15,509

Debt extinguishment costs			6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price			140,490

Tax effect on the items above(2)	1,340	(2,312)	(90,132)	(5,657)

Tax benefit related to lapses of statute of limitations with respect to previously unrecognized tax positions	(7,934)	(30,445)	(7,934)	(30,445)

Non-GAAP net income	$111,335	$ 57,036	$207,773	$115,935

Non-GAAP diluted net income per common
share(1)	$ 1.55	$ 1.08	$ 3.16	$ 2.22

(1) Please see Note A to the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net income (loss) per common share.
(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliations of GAAP to Non-GAAP Amounts

(In thousands)

Table 2 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes
	Quarter Ended		Nine Months Ended
	10/31/10	11/1/09	10/31/10	11/1/09

Earnings before interest and taxes	$178,291	$90,436	$111,588	$190,999

Items excluded from GAAP earnings before interest and taxes:

Non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)	6,823		44,503

Costs associated with restructuring initiatives announced in the fourth quarter of 2008 (gross margin)		(82)		1,641

SG&A expenses associated with Tommy Hilfiger acquisition and integration	30,374		115,664

SG&A expenses associated with restructuring initiatives announced in the fourth quarter of 2008		6,256		15,509

Debt extinguishment costs			6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price			140,490

Non-GAAP earnings before interest and taxes	$215,488	$96,610	$418,895	$208,149

Table 3 - Reconciliation of GAAP gross profit to non-GAAP gross profit
	Quarter Ended		Nine Months Ended
	10/31/10	11/1/09	10/31/10	11/1/09

Gross profit	$793,467	$337,674	$1,685,741	$875,256

Items excluded from GAAP gross profit:

Non-cash valuation amortization related to Tommy Hilfiger acquisition	6,823		44,503

Costs associated with restructuring initiatives announced in the fourth quarter of 2008		(82)		1,641

Non-GAAP gross profit	$800,290	$337,592	$1,730,244	$876,897

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliations of GAAP to Non-GAAP Amounts

(In thousands)

Table 4 - Reconciliation of GAAP SG&A to non-GAAP SG&A
	Quarter Ended		Nine Months Ended
	10/31/10	11/1/09	10/31/10	11/1/09

SG&A	$615,176	$247,238	$1,427,013	$684,257

Items excluded from GAAP SG&A:

SG&A expenses associated with Tommy Hilfiger acquisition and integration	(30,374)		(115,664)

SG&A expenses associated with restructuring initiatives announced in the fourth quarter of 2008		(6,256)		(15,509)

Non-GAAP SG&A	$584,802	$240,982	$1,311,349	$668,748

Table 5 - Reconciliation of GAAP income tax expense (benefit) to non-GAAP income tax expense
	Quarter Ended		Nine Months Ended
	10/31/10	11/1/09	10/31/10	11/1/09

Income tax expense (benefit)	$ 56,334	$ (1,316)	$ 24,331	$ 32,134

Items excluded from GAAP income tax expense (benefit):

Income tax effect of 2010 acquisition and integration costs(1)	(1,340)		90,132

Income tax effect of costs associated with restructuring initiatives announced in the fourth quarter of 2008(1)		2,312		5,657

Tax benefit related to lapses of statute of limitations with respect to certain previously unrecognized tax positions	7,934	30,445	7,934	30,445

Non-GAAP income tax expense	$ 62,928	$ 31,441	$122,397	$ 68,236

(1)

The estimated tax effects of the Company’s restructuring, acquisition and integration costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as a restructuring, acquisition or integration cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s restructuring, acquisition or integration costs were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP amounts.  The income tax effect of 2010 acquisition and integration costs includes the impact of adjusting previous interim period estimates of full year acquisition and integration costs.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliations of GAAP to Non-GAAP Amounts

(In thousands)

Table 6 - Reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization
	Quarter Ended		Nine Months Ended
	10/31/10	11/1/09	10/31/10	11/1/09

Depreciation and amortization	$ 51,370	$12,493	$113,610	$37,696

Items excluded from GAAP depreciation and amortization:

Depreciation and amortization related to Tommy Hilfiger acquisition (principally non-cash valuation amortization recorded in SG&A)	(18,306)		(35,536)

Non-GAAP depreciation and amortization	$ 33,064	$12,493	$ 78,074	$37,696

Notes to Consolidated GAAP Income Statements:

A.

The Company computed its diluted net income (loss) per common share as follows:

(In thousands, except per share data)

	Quarter Ended			Quarter Ended
	10/31/10			11/1/09
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments	Results	GAAP	Adjustments	Results

Net income	$ 80,732	$(30,603)(1)	$111,335	$83,619	$26,583(2)	$57,036

Weighted average common shares	66,140		66,140	51,670		51,670
Weighted average dilutive securities	1,507		1,507	1,189		1,189
Weighted average impact of assumed
convertible preferred stock conversion	4,189		4,189
Total shares	71,836		71,836	52,859		52,859

Diluted net income per
common share	$ 1.12		$ 1.55	$ 1.58		$ 1.08

	Nine Months Ended			Nine Months Ended
	10/31/10			11/1/09
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments	Results	GAAP	Adjustments	Results

Net (loss) income	$ (1,468)	$(209,241)(1)	$207,773	$134,887	$18,952(2)	$115,935
Less: Common stock dividends paid to
holders of Series A convertible
preferred stock	(314)	(314)
Net (loss) income available to
common stockholders	$ (1,782)	$(209,555)	$207,773	$134,887	$18,952	$115,935

Weighted average common shares	61,431		61,431	51,595		51,595
Weighted average dilutive securities		1,511	1,511	717		717
Weighted average impact of assumed
convertible preferred stock conversion		2,747	2,747
Total shares	61,431	4,258	65,689	52,312		52,312

Diluted net (loss) income per
common share	$ (0.03)		$ 3.16	$ 2.58		$ 2.22

(1)

Represents the impact on net income in the period ended October 31, 2010 from the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price; and (ii) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.  Please see Table 1 for a reconciliation of GAAP net income (loss) to non-GAAP net income.

(2)

Represents the impact on net income in the period ended November 1, 2009 from the elimination of (i) the costs incurred in that period in connection with the Company’s restructuring initiatives implemented that year, including the shutdown of domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for retail stores, and other initiatives to reduce corporate and administrative expenses; and (ii) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.  Please see Table 1 for a reconciliation of GAAP net income (loss) to non-GAAP net income.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Balance Sheets

(In thousands)

	October 31,	November 1,
	2010	2009
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 491,437	$ 356,614
Receivables	559,010	282,427
Inventories	687,114	281,856
Other Current Assets	177,018	36,897
Total Current Assets	1,914,579	957,794
Property, Plant and Equipment	399,461	172,115
Goodwill and Other Intangible Assets	4,376,250	1,147,751
Other Assets	199,249	26,325
	$6,889,539	$2,303,985

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$ 855,958	$ 356,294
Other Liabilities	1,094,507	404,659
Long-Term Debt	2,523,916	399,580
Stockholders’ Equity	2,415,158	1,143,452
	$6,889,539	$2,303,985

PHILLIPS-VAN HEUSEN CORPORATION

Segment Data

Segment Presentation

The acquisition of Tommy Hilfiger early in the second quarter of 2010 significantly impacted the way the Company manages and analyzes its operating results.  Beginning with the second quarter, the Company changed the way it discusses its business segments and results.  The Company now aggregates its segments into three main businesses:  (i) Calvin Klein, which consists of the Calvin Klein Licensing segment (including the Company’s Calvin Klein Collection unit, which the Company operates directly in support of the global licensing of the Calvin Klein brands) and the Other (Calvin Klein Apparel) segment, which is comprised of the Company’s Calvin Klein dress furnishings, sportswear and outlet retail divisions; (ii) Tommy Hilfiger, which consists of the Tommy Hilfiger North America and Tommy Hilfiger International segments; and (iii) Heritage Brands, which consists of the Heritage Brand Wholesale Dress Furnishings, Heritage Brand Wholesale Sportswear and Heritage Brand Retail segments.

PHILLIPS-VAN HEUSEN CORPORATION

Segment Data (Continued)

(In thousands)

REVENUE BY SEGMENT

	Quarter Ended	Quarter Ended
	10/31/10	11/1/09
Heritage Brand Wholesale Dress Furnishings
Net sales	$ 157,246	$146,499
Royalty revenue	1,526	1,411
Advertising and other revenue	524	415
Total	159,296	148,325

Heritage Brand Wholesale Sportswear
Net sales	201,948	148,721
Royalty revenue	2,706	2,345
Advertising and other revenue	446	665
Total	205,100	151,731

Heritage Brand Retail
Net sales	169,465	161,491
Royalty revenue	1,371	1,036
Advertising and other revenue	203	306
Total	171,039	162,833

Total Heritage Brands
Net sales	528,659	456,711
Royalty revenue	5,603	4,792
Advertising and other revenue	1,173	1,386
Total	535,435	462,889

Other (Calvin Klein Apparel)
Net sales	157,927	134,617
Total	157,927	134,617

Calvin Klein Licensing
Net sales	11,129	12,288
Royalty revenue	74,418	65,808
Advertising and other revenue	29,113	21,838
Total	114,660	99,934

Total Calvin Klein
Net sales	169,056	146,905
Royalty revenue	74,418	65,808
Advertising and other revenue	29,113	21,838
Total	272,587	234,551

Tommy Hilfiger North America
Net sales	298,282
Royalty revenue	3,931
Advertising and other revenue	1,548
Total	303,761

Tommy Hilfiger International
Net sales	392,677
Royalty revenue	10,181
Advertising and other revenue	1,778
Total	404,636

Total Tommy Hilfiger
Net sales	690,959
Royalty revenue	14,112
Advertising and other revenue	3,326
Total	708,397

Total Revenue
Net sales	1,388,674	603,616
Royalty revenue	94,133	70,600
Advertising and other revenue	33,612	23,224
Total	$1,516,419	$697,440

PHILLIPS-VAN HEUSEN CORPORATION

Segment Data (Continued)

(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	10/31/10			11/1/09
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Heritage Brand Wholesale Dress Furnishings	$ 29,861		$ 29,861	$ 25,224		$ 25,224

Heritage Brand Wholesale Sportswear	21,919		21,919	20,686		20,686

Heritage Brand Retail	16,108		16,108	11,312		11,312

Total Heritage Brands	67,888		67,888	57,222		57,222

Other (Calvin Klein Apparel)	24,687		24,687	5,649	$ (6,091)	11,740

Calvin Klein Licensing	50,937		50,937	45,043		45,043

Total Calvin Klein	75,624		75,624	50,692	(6,091)	56,783

Tommy Hilfiger North America	20,197	$ (10,846)	31,043

Tommy Hilfiger International	41,870	(18,392)	60,262

Total Tommy Hilfiger	62,067	(29,238)	91,305

Corporate	(27,288)	(7,959)	(19,329)	(17,478)	(83)	(17,395)

Total earnings before interest
and taxes	$178,291	$ (37,197)	$ 215,488	$ 90,436	$ (6,174)	$ 96,610

(1)

Adjustments for the quarter ended October 31, 2010 represent the elimination of the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, principally including restructuring and non-cash valuation amortization charges.

(2)

Adjustments for the quarter ended November 1, 2009 represent the elimination of the costs incurred in that quarter in connection with the Company’s restructuring initiatives implemented in 2009, which in the quarter, principally related to lease termination fees for Calvin Klein specialty retail stores.

PHILLIPS-VAN HEUSEN CORPORATION

Segment Data (Continued)

(In thousands)

REVENUE BY SEGMENT

	Nine Months Ended	Nine Months Ended
	10/31/10	11/1/09
Heritage Brand Wholesale Dress Furnishings
Net sales	$ 392,345	$ 366,728
Royalty revenue	4,290	4,402
Advertising and other revenue	1,540	1,147
Total	398,175	372,277

Heritage Brand Wholesale Sportswear
Net sales	425,823	361,659
Royalty revenue	7,807	7,780
Advertising and other revenue	1,344	1,487
Total	434,974	370,926

Heritage Brand Retail
Net sales	476,080	446,534
Royalty revenue	3,739	3,368
Advertising and other revenue	627	633
Total	480,446	450,535

Total Heritage Brands
Net sales	1,294,248	1,174,921
Royalty revenue	15,836	15,550
Advertising and other revenue	3,511	3,267
Total	1,313,595	1,193,738

Other (Calvin Klein Apparel)
Net sales	400,373	337,359
Total	400,373	337,359

Calvin Klein Licensing
Net sales	25,784	24,491
Royalty revenue	186,445	166,539
Advertising and other revenue	71,962	62,021
Total	284,191	253,051

Total Calvin Klein
Net sales	426,157	361,850
Royalty revenue	186,445	166,539
Advertising and other revenue	71,962	62,021
Total	684,564	590,410

Tommy Hilfiger North America
Net sales	554,426
Royalty revenue	7,982
Advertising and other revenue	2,381
Total	564,789

Tommy Hilfiger International
Net sales	655,970
Royalty revenue	16,835
Advertising and other revenue	2,978
Total	675,783

Total Tommy Hilfiger
Net sales	1,210,396
Royalty revenue	24,817
Advertising and other revenue	5,359
Total	1,240,572

Total Revenue
Net sales	2,930,801	1,536,771
Royalty revenue	227,098	182,089
Advertising and other revenue	80,832	65,288
Total	$ 3,238,731	$ 1,784,148

PHILLIPS-VAN HEUSEN CORPORATION

Segment Data (Continued)

(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	10/31/10			11/1/09
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Heritage Brand Wholesale Dress Furnishings	$ 55,380		$ 55,380	$ 45,553	$ (541)	$ 46,094

Heritage Brand Wholesale Sportswear	50,001		50,001	48,535	(701)	49,236

Heritage Brand Retail	41,586		41,586	19,270	(2,341)	21,611

Total Heritage Brands	146,967		146,967	113,358	(3,583)	116,941

Other (Calvin Klein Apparel)	53,058		53,058	14,204	(8,387)	22,591

Calvin Klein Licensing	127,270		127,270	114,769		114,769

Total Calvin Klein	180,328		180,328	128,973	(8,387)	137,360

Tommy Hilfiger North America	26,621	$ (35,325)	61,946

Tommy Hilfiger International	28,237	(57,768)	86,005

Total Tommy Hilfiger	54,858	(93,093)	147,951

Corporate	(270,565)	(214,214)	(56,351)	(51,332)	(5,180)	(46,152)

Total (loss) earnings before interest
and taxes	$ 111,588	$ (307,307)	$ 418,895	$190,999	$ (17,150)	$208,149

(1)

Adjustments for the nine months ended October 31, 2010 represent the elimination of the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price.

(2)

Adjustments for the nine months ended November 1, 2009 represent the elimination of the costs incurred in that period in connection with the Company’s restructuring initiatives implemented in 2009, including the shutdown of domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for retail stores, and other initiatives to reduce corporate and administrative expenses.

Phillips-Van Heusen Corporation

Full Year and Fourth Quarter 2010 Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its 2010 estimated results excluding (i) the costs expected to be incurred in connection with its acquisition and integration of Tommy Hilfiger; (ii) the estimated tax effects associated with these costs; and (iii) the tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions, which is on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding the costs associated with its acquisition and integration of Tommy Hilfiger are also the basis for certain incentive compensation calculations.  The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an acquisition or integration cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

(Dollar and share amounts in millions, except per share data and FX rates)

	Full Year	Fourth Quarter
	2010	2010
	(Estimated)	(Estimated)
Full Year and Fourth Quarter 2010 Guidance Assumptions

Net interest expense	$128.0 - $130.0	$ 39.3 - $ 41.3

Tax rate range – GAAP	52.5% - 53.0%	35.5% - 36.5%
Adjustment for tax effects of acquisition and integration costs
and lapse of statute of limitations	(16.0)%	-%
Tax rate range – Non-GAAP	36.5% - 37.0%	35.5% - 36.5%

Euro FX rate		$ 1.30

Diluted shares outstanding	67.4	72.4

2010 Acquisition and Integration Costs and Earnings Per Share Reconciliations

Acquisition and integration costs expected to be incurred
(please see “Non-GAAP Exclusions” section for detail):
Pre-tax	$ 322.0	$ 15.0
Tax impacts (including lapse of statute of limitations)	(103.0)	(5.0)
After tax	$219.0	$ 10.0

GAAP earnings per common share	$0.65 - $0.70	$ 0.63 - $ 0.68
Estimated per common share impact of after tax acquisition and integration costs and the tax benefit related to the lapse of the
statute of limitations	$3.25	$ 0.13
Earnings per common share excluding impact of acquisition and integration costs and the tax benefit related to the lapse of the
statute of limitations	$3.90 - $3.95	$ 0.76 - $ 0.81

Phillips-Van Heusen Corporation

Full Year and Fourth Quarter 2010 Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts (continued)

Tommy Hilfiger Earnings Before Interest and Taxes Reconciliations

Full Year 2010 (Estimated)
(dollar amounts in millions)

	Tommy Hilfiger Business

	GAAP	Adjustments (1)	Non-GAAP

Revenue	$1,915.0 - $1,925.0	$ -	$1,915.0 - $1,925.0

Earnings before interest and taxes	$102.0	$(103.0)	$205.0

Earnings before interest and taxes as a % of revenue	5%		11%

Fourth Quarter 2010 (Estimated)
(dollar amounts in millions)
	GAAP	Adjustments (1)	Non-GAAP

Revenue	$675.0 - $685.0	$ -	$675.0 - $685.0

Earnings before interest and taxes	$45.0	$(10.0)	$55.0

Earnings before interest and taxes as a % of revenue	7%		8%

(1)

Adjustments represent costs expected to be incurred in connection with the acquisition and integration of Tommy Hilfiger.

Reconciliation of 2010 EBITDA Estimate

The Company's 2010 full year EBITDA estimate is $659.0 million to $666.0 million, excluding acquisition and integration costs.  The Company presents EBITDA because, when considered in conjunction with related GAAP financial measures, the Company believes it is useful to investors since it (a) provides investors with a financial measure on which management bases financial, operational, compensation and planning decisions; and (b) is a measure that is important with respect to the Company’s compliance with the covenants in its debt facilities.  EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to, or equally or more meaningful than, net income as a measure of operating performance or cash flow as a measure of liquidity.  EBITDA is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations.  As such, EBITDA, as calculated by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA has limitations as an analytical tool, and it should not be considered in isolation from, or as a substitute for analysis of, financial information prepared in accordance with GAAP. Set forth below is the Company's reconciliation of net income to EBITDA of $662.5 million, excluding acquisition and integration costs, which is the midpoint of the range provided. It is not possible to provide a reconciliation for the entire range without unreasonable effort due to the number of elements which comprise EBITDA, including net income, income taxes, net interest expense and depreciation and amortization, each of which is subject to a range of estimates.

(Dollar amounts in millions)	Estimated Results under GAAP	Estimated Acquisition and Integration Costs	Estimated Results Excluding Acquisition and Integration Costs
Net income	$45.5	$(219.0)	$264.5
Plus:
Income tax expense	51.0	(103.0)	154.0
Interest expense, net	129.0		129.0
Depreciation and amortization	152.0	37.0	115.0
EBITDA	$377.5	$(285.0)	$662.5